Exhibit 10.1
June 25, 2007
Mr. Thomas A. Renyi
Chairman and Chief Executive Officer
The Bank of New York Company, Inc.
One Wall Street
New York, New York 10286
Dear Tom:
          As you are aware, The Bank of New York Company, Inc. (together with its affiliates, the “Company”) and Mellon Financial Corporation (together with its affiliates, “Mellon”) have entered an agreement and plan of merger dated as of December 3, 2006 (as amended from time to time, the “Merger Agreement”), pursuant to which the Company and Mellon will merge (the “Merger”) to form a new corporation as of the consummation of the Merger (the date of consummation, the “Effective Date”) to be named The Bank of New York Mellon Corporation (together with its affiliates, “Newco”). By operation of the Merger, Newco will succeed to all of the rights and obligations of the Company under this Agreement from and after the Effective Date.
          We recognize the value you have created for the Company’s shareholders and other constituencies throughout your career, and accordingly wish to retain your services for a period after the consummation of the Merger. To induce you to remain with the Company through the Merger and with Newco after the Merger, the Company offers you the position and benefits provided for in this letter agreement (“Agreement”).
     1. Position with Newco.
          Effective as of the Effective Date, you will serve as Executive Chairman of Newco. You will serve as Executive Chairman at the discretion of, and report only to, the Board of Directors of Newco (“Board”). Your responsibilities and the Board’s expectations of you as Executive Chairman will be consistent and commensurate with your position and will be developed with input from the Chief Executive Officer of Newco and the Board. In addition, you will become a member of Newco’s newly formed “Executive Committee” as of the Effective Date. You shall also hold such other positions and have such additional responsibilities as set forth in the Merger Agreement and the by-laws of Newco in effect as of the Effective Date.

     2. Term of Service.
          (a) Service Period. Your term as Executive Chairman and member of the Newco Executive Committee will begin as of the Effective Date and will terminate on the 18 month anniversary of the Effective Date (the “Service Period”), unless your service is terminated earlier in accordance with Section 2(b). References to “your employment” and “your service” will refer to your employment under this Agreement from and after the Effective Date.
          (b) Involuntary Termination. The Board may terminate your employment before the end of the Service Period if the Board decides that such early termination is in Newco’s best interests. Termination of the Service Period under these circumstances will be known as “Involuntary Termination.” Upon an Involuntary Termination, you agree to resign your position as Executive Chairman and member of the Board (and from any other office with Newco to which you may have been appointed or elected) and to elect to take retirement.
     3. Compensation.
          (a) Salary. You will continue to receive your annual base salary during the Service Period. Your starting annual base salary as Executive Chairman will be $1,000,000, and may be increased from time to time, for any reason, as the Board deems appropriate and under the same terms and conditions applicable to other executives employed by Newco (your “Salary”).
          (b) Employee Benefits. During your employment, you will be an employee of Newco and will participate in all regular compensation and benefit programs of Newco, and you will enjoy all entitlements and authority of the office of Executive Chairman.
          (c) Annual and Long-Term Incentives. During your employment, you will be eligible to receive annual and long-term incentives under the applicable plans of Newco and under the same terms and conditions applicable to other Newco senior executives; provided that your annual and long-term incentive opportunities during the Service Period shall remain at least as favorable as that provided to you by the Company as of the date hereof even though the forms and timing of compensation may differ from those currently provided to you or otherwise provided to other Newco senior executives.
          (d) Special Equity Incentive Grant. Effective on the last trading day of the Company’s common stock before the Effective Date, you will receive an option to purchase 700,000 shares of Company common stock pursuant to a special, one-time equity incentive grant under the terms and conditions set forth in the award agreement attached as Annex A (the “Option”).
     4. Termination Provisions.
          (a) No Reason Required for Termination. Neither you nor Newco is under any obligation to continue your employment beyond the scheduled Service Period. In addition, you or Newco may terminate your employment early at any time for any reason, or no reason, subject to compliance with Section 4(f).

          (b) Retirement. If you terminate your employment at the end of the Service Period, in addition to any other benefits to which you are entitled, you will receive, subject to Section 6(j):
     (i) Pro-Rata Bonus. Subject to Section 4(d), a pro rata annual cash bonus for the year of your termination of employment, based on Newco’s actual performance measured at the end of the fiscal year in which your termination of employment occurs multiplied by a fraction, the numerator of which is the number of days you were employed during such year of termination and the denominator of which is 365;
     (ii) Normal Retirement Benefits. Commencement of normal retirement and pension benefits under the terms of the applicable plans of the Company and/or Newco; and
     (iii) Additional Benefits. Subject to Section 4(d), from the date of your termination of employment until you reach age 80, Newco will cause you to be provided with:
     (A) Office and Clerical. Suitable office space and secretarial support at a Company office location determined by you in the New York City metropolitan area that is not in Newco’s headquarter offices; and
     (B) Use of Automobile and Driver. Access to an automobile belonging to Newco’s executive pool of automobiles and a driver for purposes of travel within the greater New York City metropolitan area.
For avoidance of doubt, to the extent your receipt of the additional benefits described in Sections 4(b)(iii) (the “Additional Benefits”) results in income taxable to you, you will not be entitled to any reimbursement or other payment for any taxes payable in respect of such income.
          (c) Involuntary Termination. If your employment with Newco is terminated by Newco during the Service Period due to an Involuntary Termination other than for Cause (as defined in Section 4(e)), you agree to resign your position as Executive Chairman and member of the Board (and from any other office with Newco to which you may have been appointed or elected) and to elect to take retirement in accordance with Section 2(b), and in addition to any other benefits to which you are entitled, subject to Sections 4(d) and 6(j), you will receive:
     (i) Severance Payments. Continued payment of your Salary through the end of the Service Period, payable in accordance with Newco’s normal payroll practices (the “Severance Payments”);
     (ii) Pro-Rata Bonus. The pro-rata bonus described in Section 4(b)(i);
     (iii) Special Option Treatment. Accelerated vesting and extended exercisability of the Option to the extent provided in the applicable award agreement; and
     (iv) Additional Benefits. The Additional Benefits described in Section 4(b)(iii).

          (d) Release Condition and Restrictive Covenants. In consideration of and as a condition to your receipt of the benefits described in Section 4(b)(i) and (iii) and Sections 4(c)(i) through 4(c)(iii) above, you must execute and deliver to Newco, within 30 days of your termination of employment, a release in the form attached as Annex B and the release must become effective and irrevocable in accordance with its terms. In recognition of your access to the confidential and proprietary information and valued client relationships and trade secrets of the Company and, in the future, Newco, if you are eligible to receive Severance Payments or the Additional Benefits, you agree that you will be subject to the following:
     (i) Noncompete. During your employment and through the end of the Restricted Period, you will not, directly or indirectly (A) hold a 3% or greater equity, voting or profit participation interest in a Competitive Enterprise (as defined below) or (B) render any services, whether as an employee, officer, consultant, agent or otherwise, to a Competitive Enterprise (as defined in Section 4(e)) including, without limitation, engaging in, directly or indirectly, or managing or supervising personnel engaged in, any of the Relevant Activities (as defined in Section 4(e)).
     (ii) Nonsolicit of Employees. During your employment and through the end of the Restricted Period, you will not, directly or indirectly, for yourself or for any third party, solicit, influence, encourage, induce, recruit or cause any employee of Newco or any person who was an employee of the Company, Mellon or Newco within the 6 month period before your termination of employment to resign from Newco or to apply for or accept employment with any Competitive Enterprise.
     (iii) Nonsolicit of Customers. During your employment and through the end of the Restricted Period, you will not directly or indirectly (A) solicit or attempt to solicit any of the Newco clients and/or customers for whom you, the Company, Mellon or Newco either performed the Relevant Activities, or actively solicited work from during the 6-month period before your termination of employment, to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with Newco or (B) otherwise interfere with or damage any relationship between Newco and any such clients or customers.
     (iv) Nondisclosure. During your employment and thereafter, you will not at any time communicate or disclose to any unauthorized person, without the written consent of Newco, any proprietary processes of Newco or other confidential information concerning its business, affairs, products, suppliers or customers which, if disclosed, would have a material adverse effect upon the business or operations of Newco. You understand, however, that the obligations of this Section 4(c)(iv) shall not interfere with your: (a) making any disclosure of information in any action or proceeding relating to this Agreement or as otherwise required by law or legal process; or (b) participating, cooperating, or testifying in any action, investigation or proceeding brought by any governmental agency or legislative body, any self-regulatory organization, or Newco’s Legal or Compliance Departments; provided that, to the extent permitted by law, upon receipt of any such subpoena, court order or other legal process compelling the disclosure of any such information, you will give prompt written notice to Newco so as to provide it an opportunity to protect its interests in confidentiality to the fullest extent possible. You understand that you will not be entitled to any compensation from Newco or to recover monetary damages or any other form of personal relief from Newco for your time incurred in responding to or participating in any proceeding relating to any such subpoena, court order or other legal process or otherwise in connection with any such action, investigation or proceeding, provided however, that nothing contained in this Section shall (1) limit your rights or limit the obligations of Newco (A) under Section 6(b)(i) of this Agreement or (B) under the by-laws and Certificate of Incorporation of Newco, including without limitation, your rights to, and Newco’s obligation to provide, indemnification or (2) limit or restrict your rights and remedies against any party other than Newco or any of its affiliates or subsidiaries. You also agree to cooperate with Newco with respect to any past, present or future legal matters that relate to or arise out of your employment with it or its predecessors. The obligations of this Section 4(d)(iv)) will not apply to the extent that the aforesaid matters (a) are disclosed in circumstances where you are legally required to do so or (b) become generally known to and available for use by the public otherwise than by your wrongful act or omission.
     (v) Nondisparagement. During your employment and thereafter, you will not, in any manner, directly or indirectly make or publish any statement (orally or in writing) that would libel, slander, disparage, denigrate, ridicule or criticize Newco, any of its affiliates or any of their employees, officers or directors.
     (vi) Severability; Equitable Relief. You and the Company agree that the covenants contained herein are reasonable, that valid consideration has been and will be received therefor and that the agreements set forth herein are the result of arm’s-length negotiations between the parties hereto. Notwithstanding the foregoing, you and the Company agree that if a court of competent jurisdiction determines that the length of time or any other restriction, or portion thereof, set forth in this Section 4(d) is overly restrictive and unenforceable, the court may reduce or modify such restrictions to those which it deems reasonable and enforceable under the circumstances, and as so reduced or modified, the restrictions of this Section 4(d) will remain in full force and effect. You and the Company further agree that if a court of competent jurisdiction determines that any provision of this Section 4(d)) is invalid or against public policy, the remaining provisions of this Section 4(d)) and the remainder of this Agreement will not be affected thereby, and will remain in full force and effect. Notwithstanding Section 6(i) of this Agreement, in the event of any violation by you of this Section 4(d), Newco, in addition to any other remedies it may have, will have the right to institute and maintain a proceeding in a court of competent jurisdiction to compel specific performance of the provisions of this Section 4(d) or to issue an injunction restraining any action by you in violation of this Section 4(d), and/or to obtain other equitable and monetary relief, including without limitation the relief described in Section 4(h).
          (e) Definitions. The following definitions apply for purposes of this Agreement:
     (i) “Cause” means termination upon (A) your willful and continued failure to substantially perform your duties with Newco other than any such failure resulting from your incapacity due to physical or mental illness after the Board delivers to you a demand for substantial performance, which specifically identifies the manner in which such Board believes that you have not substantially performed your duties, (B) your willful engaging in illegal conduct or gross misconduct which is materially and demonstrably injurious to Newco, (C) your conviction of, or plea or nolo contendere to, a felony, (D) your refusal to cooperate in any Newco investigations after Newco has requested your cooperation, or (E) any other material violations of Newco’s written Code of Conduct. For purposes of this paragraph (i), no act or failure to act on your part will be considered “willful” unless done, or omitted to be done, by you in bad faith and without reasonable belief that your action or omission was in, or not opposed to, Newco’s best interest. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for Newco will be conclusively presumed to be done, or omitted to be done, by you in good faith and in Newco’s best interests. It is also expressly understood that your attention to matters not directly related to Newco’s business will not provide a basis for termination for Cause so long as the either the Board or Newco has approved your engagement in such activities.
     (ii) “Competitive Enterprise” means any business enterprise (A) that is a banking institution, whether incorporated or not, a substantial portion of the business of which consists of exercising fiduciary powers similar to those permitted to national banks under the authority of the Comptroller of the Currency pursuant to 12. U.S.C. 92a, that competes anywhere with any trust, safekeeping, custodial or related activities that Newco is then engaged in or (B) holds a 5% or greater equity, voting or profit participation interest in any enterprise that engages in such a competitive activity.
     (iii) “Relevant Activities” include any activity (A) which is similar or substantially related to any activities in which you were engaged, in whole or in part, at the Company or Newco; (B) for which you had direct or indirect managerial or supervisory responsibility at the Company or Newco or (C) which calls for the application of the same or similar specialized knowledge or skills as those used by you in your activities with the Company and Newco.
     (iv) “Restricted Period” means the period beginning on your Termination Date and ending on the date 12 months thereafter.
          (f) Notice of Termination. Any purported termination by you or Newco occurring after the Effective Date will be communicated to the other party by a written Notice of Termination. For purposes of this Agreement, “Notice of Termination” means a notice indicating the specific termination provision in this Agreement relied upon and, to the extent required by Section 4(g), including a copy of any applicable resolution of the Board. If Newco terminates your employment for Cause, and if you have not previously expressly agreed in writing to the termination, then within 30 days after your receipt of the Notice of Termination with respect thereto, you may notify Newco that a dispute exists concerning your termination, in which event your termination date will be the date set either by mutual written agreement of the parties or by the arbitrators in a proceeding as provided in Section 6(i) hereof. During the pendency of any such dispute, Newco may place you on unpaid leave, provided that you will be permitted to continue to participate in any BNY-Mellon group health plans in which you were a participant just before the time the Notice of Termination is given and until the dispute is resolved in accordance with Section 6(i).
          (g) Termination only upon 3/4 Vote of Board of Directors. Notwithstanding anything in this Agreement to the contrary, you will not be deemed to have been terminated by Newco, either for Cause or for any reason other than Cause, unless and until there has been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board (excluding you and, if applicable, any other director involved in events leading to the Board’s consideration of terminating your employment for Cause) at a meeting held for that purpose, and in the case of a proposed termination for Cause, after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board. In the case of a termination for Cause, such resolution must find that in the good faith opinion of such Board you were guilty of the conduct set forth in any of Section 4(e)(i)(A) through (E) and specifying the particulars thereof in detail.
          (h) Right to Recapture Certain Option Gains. If after the date on which you exercise all or any part of the Option it is determined pursuant to Section 6(i) or Section 4(d)(vi) that you (A) engaged in conduct constituting Cause or (B) committed a breach of any of the restrictive covenants set forth in Section 4(d), then any gain realized by you as a result of any such exercise on or after the date on which such conduct or breach occurred shall be repaid by you to BNY-Mellon upon notice from BNY-Mellon. Such gain shall be determined on a gross basis, without reduction for any taxes incurred, as of the date of the exercise, without regard to any subsequent change in the fair market value of BNY-Mellon shares.
     5. Effect on Existing Arrangements.
          (a) CIC Agreement. This Agreement supplements, and does not supersede in any way, the Change in Control Agreement between you and the Company, dated as of July 11, 2000 (your “Existing CIC Agreement”). You further understand that the Merger will not constitute a “Change in Control” of the Company as defined under your Existing CIC Agreement. By operation of the Merger, “Newco” will be substituted for the Company effective as of the Effective Date for purposes of your Existing CIC Agreement (including but not limited to the definitions contained therein).
          (b) Outstanding Equity/LTIP Grants. For the avoidance of doubt, you acknowledge that the Merger will not constitute a “Change in Control” for purposes of the Company’s 2003 Long Term Incentive Plan, as amended (the “LTIP”) and, accordingly, the Merger will not entitle you to special change in control benefits with respect to your outstanding equity awards under the LTIP (other than the Option grant pursuant to Section 3(d)). Upon a termination of your employment, the treatment of your equity awards outstanding under the LTIP as of the date of this Agreement will be in accordance with the terms of the LTIP and the applicable award agreements.
     6. Additional Provisions.
          (a) Successors; Binding Agreement.
     (i) Newco will require, by agreement in form and substance reasonably satisfactory to you, assent to the fulfillment of Newco’s obligations under this Agreement from any Successor (as defined herein). For purposes of this Agreement, “Successor” means any person (as such term is defined in Section 3(a)(9) and as used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) that succeeds to, or has the practical ability to control (either immediately or with the passage of time), Newco’s business directly, by merger or consolidation, or indirectly, by purchase of the combined voting power of Newco’s then outstanding securities or otherwise.

     (ii) This Agreement will inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, will be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.
     (iii) For purposes of this Agreement, references to “Newco” include any corporation or other entity which is the surviving or continuing entity in respect of any merger, consolidation or form of business combination in which Newco ceases to exist, including but not limited to any Successor.
          (b) Fees, Expenses and Interest; Mitigation.
     (i) Newco will reimburse you, on a current basis, for all reasonable legal fees and related expenses you incur in connection with this Agreement after the Merger, including, without limitation, all such fees and expenses, if any, that you incur in (1) contesting or disputing any termination of your employment, or which you incur in seeking advice with respect to the matters set forth in this Agreement; (2) your seeking to obtain or enforce any right or benefit provided by this Agreement, in each case, regardless of whether or not your claim is upheld or ultimately successful on the merits and (3) responding to any subpoena, court order or other legal process as described in Section 4(d)(iv). You will be required, however, to repay any such amounts to Newco to the extent that a court issues a final and non-appealable order setting forth the determination that the position taken by you was frivolous or advanced by you in bad faith. In addition to the fees and expenses provided herein, you will also be paid interest on any disputed amount ultimately paid to you at the prime rate announced by Newco from time to time from the date payment should have been made until paid in full. Such rights are in addition to and shall not limit any indemnification rights you may have under the Certificate of Incorporation of Newco, the by-laws of the Company and The Bank of New York.
     (ii) You will not be required to mitigate the amount of any payment Newco becomes obligated to make to you in connection with this Agreement by seeking other employment or otherwise.
          (c) Certain Additional Payments. The parties hereto acknowledge that the Company will not undergo a change in its ownership or effective control due to the Merger for purposes of Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), and, therefore, any payments made to you pursuant to this Agreement or otherwise from the Company or Newco in connection with the Merger will not be deemed “parachute payments” as defined under Section 280G of the Code. However, in the event of a subsequent change in the ownership or effective control of Newco following the Merger, if any payments under this Agreement at any time would constitute “excess parachute” payments under Section 280G Code, Newco’s obligations to you with respect to such payments will be determined in accordance with applicable provisions of your Existing CIC Agreement which require that you be provided with a gross-up for any excise taxes imposed under Sections 280G and 4999 of the Code.
          (d) Taxes. All payments to be made to you under this Agreement will be subject to required withholding of federal, state and local income and employment taxes.

          (e) Survival. The respective obligations of, and benefits afforded to, Newco and you under this Agreement will survive termination of this Agreement, except in the event that the consummation of the Merger does not occur.
          (f) Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement will be in writing and will be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid and addressed, to the appropriate address set forth on the first page of this Agreement, provided that all notices to Newco will be directed to the attention of the General Counsel of Newco, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address will be effective only upon receipt.
          (g) Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in a writing signed by you and, before the Effective Date, the Company, and after the Effective Date, Newco. Any amendment to or modification of this Agreement after the Effective Date by Newco shall require the affirmative vote of at least 75% of the entire Newco Board of Directors then in office. No waiver by either party hereto at any time of any breach by the other party hereto of, or of compliance with, any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of New York applied without regard to conflict of laws principles.
          (h) Validity. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect. Any such invalid or unenforceable provision shall be deemed severed from, and no longer a part of, the remaining provisions of this Agreement.
          (i) Arbitration. Other than as specifically described in Section 4(d)(vi)of this Agreement, any dispute or controversy arising under or in connection with this Agreement will be settled exclusively by arbitration in New York City by 3 arbitrators in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrators’ award in any court having jurisdiction. Newco will bear all costs and expenses arising in connection with any arbitration proceeding pursuant to this Section 6(i).
          (j) Section 409A of the Code. If you are a “specified employee” within the meaning of Section 409A of the Code at the time of your termination of employment, any payments to you pursuant to Section 4(c)(i) or benefits to you pursuant to Sections 4(b)(iii) or 4(c)(iv) will be delayed until the day after the six-month anniversary of your Termination Date, or if earlier, the date of your death at which time you will be provided with all payments that would have been made to you through such time but for this sentence and provided reimbursement for all benefits that would have been provided to you through such time but for this sentence. Without limiting the foregoing, this Agreement will be interpreted in a manner to avoid adverse consequences to you under Section 409A of the Code. If any compensation or benefits provided by this Agreement may result in the application of Section 409A of the Code, after giving effect to the first two sentences of this Section 6(j), you and Newco will agree on a modification to the Agreement in the least restrictive manner necessary in order to, where applicable (1) exclude such compensation from the definition of “deferred compensation” within the meaning of such Section 409A, or (2) comply with the provisions of Section 409A, other applicable provision(s) of the Code and/or any rules, regulations or other regulatory guidance issued under such statutory provisions and to make such modifications such that you will receive all payments and benefits hereunder in the shortest amount of time from the date otherwise due, while no portion of any payments to you hereunder will be subject to the excise taxes of Section 409A of the Code, in each case, without any diminution in the value of the payments to you.
     7. Conditioned on the Merger.
          Of course, this Agreement is conditioned on the Merger. If the Effective Date does not occur on or before December 31, 2007, this Agreement will terminate and have no force or effect.
*        *        *
          If this Agreement is acceptable to you, please sign both copies of this letter indicating your agreement to its terms, keep one signed copy of the letter for yourself and return the other signed copy to me. This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original. A signature transmitted by facsimile will be deemed an original signature.
          We thank you for the valuable services you have performed for the Company and we look forward to your continued contribution to the success of the Company through its transition into Newco.

Sincerely,

The Bank of New York Company, Inc.

/s/ John M. Liftin
Name: John M. Liftin
Title: Vice Chairman and General Counsel

Accepted and Agreed:

/s/ Thomas A. Renyi
Thomas A. Renyi

Date: June 28, 2007

Annex A
[Stock Option Agreement]

Annex B
G E N E R A L R E L E A S E
     GENERAL RELEASE (this “Release”), by Thomas A. Renyi (“you”) in favor of The Bank of New York Mellon Corporation (“Company”), its subsidiaries, affiliates, and all of their officers, directors, employees, shareholders, attorneys and agents and their predecessors, successors and assigns, individually and in their official capacities (together, the “Released Parties”).
     WHEREAS, you have been employed as Executive Chairman of the Company; and
     WHEREAS, you are entitled to certain payments and benefits under your letter agreement, dated June 25, 2007 (as the same may have been amended from time to time, the “Service Agreement”), with the Company that are conditioned on the effectiveness of this Release.
     NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, the parties agree as follows:
     1. General Release. You, for yourself and for your heirs, executors, administrators, successors and assigns, knowingly and voluntarily forever waive, terminate, cancel, release and discharge the Released Parties from and against any and all legally waivable claims, causes of action, allegations, rights, obligations, liabilities or charges (collectively, “Claims”) that you (or your heirs, executors, administrators, successors and assigns) have or may have, whether known or unknown, by reason of any matter, cause or thing occurring at any time before and including the date of this Release, including, without limitation, claims for compensation or bonuses (including, without limitation, any claim for an award under any compensation plan or arrangement); breach of contract; tort; wrongful, abusive, unfair, constructive or unlawful discharge or dismissal; impairment of economic opportunity defamation; age and national origin discrimination; sexual harassment; back pay; front pay; benefits’ attorneys’ fees; whistleblower claims; emotional distress’ intentional infliction of emotional distress’ assault’ battery; pain and suffering; punitive or exemplary damages; violations of the Equal Pay Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination Employment Act of 1967 (“ADEA”), the Americans with Disabilities Act of 1991, the Employee Retirement Income Security Act, the Older Workers Benefit Protection Act of 1990, the Sarbanes-Oxley Act of 2002, the Worker Adjustment and Retraining Notification Act of 1989, the Family and Medical Leave Act of 1993, the New York State and New York City anti-discrimination laws, including all amendments to any of the aforementioned acts; and violations of any other federal, state, or municipal fair employment statutes or laws, including, without limitation, violations of any other law, rule, regulation or ordinance pertaining to employment, wages, compensation, hours worked, or any other matters related in any way to your employment with the Company and its affiliates (and their respective predecessors) or the termination of that employment. In addition, in consideration of the provisions of this Release, you further agree to waive any and all rights under the laws of any jurisdiction in the United States or any other country that limit a general release to those claims that are known or suspected to exist in your favor as of the Effective Release Date (as defined below). You also understand you are releasing any rights or claims concerning bonus(es) and any award(s) or grant(s) under any incentive compensation plan or program, except as specifically set forth in the Service Agreement.
     2. Surviving Claims: Notwithstanding anything herein to the contrary, this Release shall not:
          (a) release any Claims relating to the payments and benefits set forth in the Service Agreement;
          (b) release any Claims arising after the date of this Release;
          (c) limit or prohibit in any way your (or your beneficiaries’ or legal representatives’) ability to bring an action to enforce the terms of this Release;
          (d) release the Company’s obligations to you as a past, present, or future customer or client of the Company or its affiliates;
          (e) release any claim for employee benefits under plans covered by the Employee Retirement Income Security Act of 1974, as amended, or other vested benefits to the extent that such claims may not lawfully be waived or for any payments or benefits under any plans of the Company that have vested according to the terms of those plans; or
          (f) release any claims for indemnification in accordance with applicable laws and the corporate governance documents of the Company including any right to contribution, in accordance with their terms as in effect from time to time or pursuant to any applicable directors and officers insurance policy with respect to any liability incurred by you as an officer or director of the Company or any right you may have to obtain contribution as permitted by law in the event of entry of judgment.
The Claims that are not released pursuant to this Section 2 are collectively referred to as the “Surviving Claims”.
     3. Additional Representations and Covenants. You represent and warrant that you have not filed any civil action, suit, arbitration, administrative charge, or legal proceeding against any Released Party nor have you assigned, pledged, or hypothecated as of the Effective Release Date your claim to any person and no other person has an interest in the claims that you are releasing. You also agree that should any person or entity file or cause to be filed any civil action, suit, arbitration, administrative charge or other legal proceeding seeking equitable or monetary relief concerning any claim released by you herein, you shall not seek or accept any personal relief from or as the result of such civil action, suit, arbitration, administrative charge or other legal proceeding.
     4. Your Acknowledgements. You acknowledge and agree that you have read this Release in its entirety and that, except for the Surviving Claims, this Release is a general release of all known and unknown claims, including, without limitation, to rights and claims arising under ADEA. You further acknowledge and agree that:

          (a) this Release does not release, waive or discharge any rights or claims that may arise for actions or omissions after the date of this Release;
          (b) you are entering into this Release and releasing, waiving and discharging rights or claims only in exchange for consideration which you are not already entitled to receive;
          (c) you have been advised, and are being advised by this Release, to consult with an attorney before executing this Release, and you acknowledge that you have consulted with counsel of your choice concerning the terms and conditions of this Release;
          (d) you have been advised, and are being advised by this Release, that you have 21 days within which to consider this Release;
          (e) you are aware that this Release shall become null and void if you revoke your agreement to this Release within 7 days following the date of execution and delivery of this Release. You may revoke this Release at any time during such 7-day period by delivering (or causing to be delivered) to the Company’s Director of Human Resources a written notice of your revocation of this Release. In the event that the 7th day following the date you sign this Release falls on a Saturday, Sunday or legal holiday, you will have until 5:00 p.m. on the next business day to deliver your written notice of revocation. You expressly understand and agree that if you do not sign this Release, or if you revoke it within this 7-day period, you are not entitled to, and will not receive, any of the payments or benefits provided for under the Service Agreement that are conditioned upon the effectiveness of this Release; and
          (f) this Release shall become effective and irrevocable on the 8th day following the day on which you have signed it, unless you have revoked it as provided in Paragraph 4(e) above (“Effective Release Date”).
     5. Additional Agreements. You acknowledge and represent that you have returned or will return prior to the Effective Release Date , all Company-owned property, including but not limited to, all documents and records, materials, policies, procedures, forms and documents, identification cards, credit cards, telephone cards, files, memoranda, keys and other equipment and/or supplies in your possession, custody or control and all copies thereof, that you have retained no such item in your possession, custody or control, and you understand that the Company has relied upon your representation and that the return of such property is an express condition of your Service Agreement and this Release. You may retain all benefits-related documents pertaining to you.

——————————————— Thomas A. Renyi

STATE OF	) )	ss.:
COUNTY OF	)
On this      day of      , before me personally came Thomas A. Renyi to me known and known to me to be the person described in and who executed the foregoing Release and he duly acknowledged to me that he executed the same.